EXHIBIT 99.1

September 21, 2007 Contact: Stephen Hathaway Chief Financial Officer 608.824.2800 shathaway@tomotherapy.com

For Immediate Release
TomoTherapy Incorporated Files Registration Statement for Proposed Secondary Offering
Madison, WI — TomoTherapy Incorporated (NASDAQ: TTPY) announced today the filing of a registration statement with the Securities and Exchange Commission for a proposed secondary offering of 8,500,000 shares of its common stock solely by certain selling shareholders. The selling shareholders will also grant the underwriters an option to acquire an additional 1,275,000 shares to cover over-allotments, if any.
TomoTherapy will not receive any proceeds from the sale of the shares, but will pay the expenses of the offering, excluding underwriting discounts.
Merrill Lynch & Co. is acting as sole book-running manager, and Piper Jaffray & Co., Thomas Weisel Partners LLC, Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C. are acting as co-managers for the offering.
Copies of the preliminary prospectus relating to the offering may be obtained, when available, from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be a sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue.